Exhibit A

National Union Fire Insurance Company of Pittsburgh, Pa. 175 Water Street New York, NY 10038

BINDER OF INSURANCE CONFIRMATION LETTER

April 09, 2013

MR. JIM KARDARAS

MARSH USA INC.

1166 AVENUE OF THE AMERICAS

NEW YORK, NY 10036-3712

RE:	AXA PREMIER VIP TRUST
Investment Company Blanket Bond

	Insurance Carrier:	NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
	Carrier Address:	175 WATER STREET, NEW YORK, NY, 10038

Tab#: 7149217, Submission #: 4028430 Policy#: 01-915-69-26 Replacement of Policy # 01-773-28-22 Policy Period Effective Date From: 04/11/2013 To 04/11/2014

Dear Jim:

On behalf of National Union Fire Insurance Company of Pittsburgh, Pa. (hereinafter “Insurer”), I am pleased to confirm the binding of coverage in accordance with our agreement as set forth below and subject to the conditions set forth herein. Please review said Binder for accuracy and contact the Insurer prior to the effective date of policy coverage of any inaccuracy(ies) found within the issued Binder. If the Insurer does not hear from you prior to the effective date of policy coverage it will be understood that the Binder has been accepted as an accurate description of the agreed upon terms of coverage.

NOTICE: THESE POLICY FORMS AND THE APPLICABLE RATES ARE EXEMPT FROM THE FILING REQUIREMENTS OF THE NEW YORK STATE INSURANCE LAW AND REGULATIONS. HOWEVER, THE FORMS AND RATES MUST MEET THE MINIMUM STANDARDS OF THE NEW YORK INSURANCE LAW AND REGULATIONS.

***IMPORTANT POLICY ISSUANCE VERIFICATION***

A policy will be issued with the name and address of the Insured exactly as referenced in the “Policy Information” Section of this Binder. If this information is inaccurate, please advise us immediately.

POLICY INFORMATION

INSURED:	AXA PREMIER VIP TRUST

INSURED’S ADDRESS:	1290 Avenue of the Americas
	New York, NY 10104

TYPE OF POLICY:	Investment Company Blanket Bond

BASIC FORM:	41206 (09/84)

INSURANCE COMPANY:	National Union Fire Insurance Company of Pittsburgh, Pa.

POLICY NUMBER:	01-915-69-26

EFFECTIVE DATE:	04/11/2013	EXPIRATION DATE:	04/11/2014

LIMIT OF LIABILITY:	$15,000,000

RETENTION:	$100,000

OTHER TERMS:	Per Insurer Quote/Indication Letter dated 03/28/2013 except as indicated below.

PREMIUM:	$22,856

COMMISSION:	0.00%

Important Conditions Of Binder: See Below

ENDORSEMENTS

The following riders will be added to the basic policy:

#	Form #	Ed Dt	Title

1	83231	01/09	NEW YORK LAW 3420 AMENDATORY ENDORSEMENT

2	MNSCPT		NOC TO SEC

3	MNSCPT		COMPUTER SYSTEMS FRAUD

4	MNSCPT		UNAUTHORIZED SIGNATURES

5	99758	08/08	NOTICE OF CLAIM (REPORTING BY E-MAIL)

6	MNSCPT		VOICE INITIATED TRANSFER FRAUD

7	MNSCPT		TELEFACSIMILE TRANSFER FRAUD

8	MNSCPT		AMEND INSURING AGREEMENT - COUNTERFEIT CURRENCY

9	89644	07/05	COVERAGE TERRITORY ENDORSEMENT (OFAC)

10	MNSCPT		AMEND SECTION 2- EXCLUSIONS

11	MNSCPT		AMEND SECTION 13 - TERMINATION CANCELLATION

12	MNSCPT		AMEND CONSOLIDATION OR/MERGER

13	MNSCPT		AMEND DEFINITIONS - SECTION 1

14	MNSCPT		NAMED INSURED

15	101036	04/09	CANCELLATION AMENDATORY

16	MNSCPT		NEW YORK STATUTORY RIDER/ENDORSEMENT

17	MNSCPT		AMENDED FIDELITY AGREEMENT

18	78859	10/01	FORMS INDEX ENDORSEMENT

CONDITIONS OF BINDER

When signed by the Insurer, the coverage described above is in effect from 12:01 AM of the Effective Date listed above to 12:01 AM of the Expiration Date listed above, pursuant to the terms, conditions and exclusions of the policy form listed above, any policy endorsements described above, and any modifications of such terms as described in this Binder section.Unless otherwise indicated, this Binder may be canceled prior to the Effective Date by the Insured, or by the Broker on the behalf of the Insured, by written notice to the Insurer or by the surrender of this Binder stating when thereafter such cancellation shall be effective. Unless otherwise indicated, this Binder may be canceled by the Insurer prior to the Effective Date by sending written notice to the Insured at the address shown above stating when, not less than thirty days thereafter, such cancellation shall be effective. Unless otherwise indicated, this Binder may be canceled by the Insurer or by the Insured on or after the Effective Date in the same manner and upon the same terms and conditions applicable to cancellation of the policy form listed above.Issuance by the Insurer and acceptance by or on the behalf of the Insured of the policy shall render this Binder void except as indicated below.

A condition precedent to coverage afforded by this Binder is that no material change in the risk occurs and no submission is made to the Insurer of a claim or circumstances that might give rise to a claim between the date of this Binder indicated above and the Effective Date.

Please note this Binder contains only a general description of coverages provided. For a detailed description of the terms of a policy you must refer to the policy itself and the endorsements bound herein.

PREMIUM PAYMENT

Our accounting procedures require that payment be remitted within 30 days of the effective date of coverage or 15 days from the billing date, whichever is later.

We appreciate your compliance with this procedure.

We appreciate your business and hope that we can be of further service to you in the future.

Sincerely,

Henry Pan

Underwriting Analyst

Executive Liability

212-458-1804

If you have any questions regarding this policy, or for any other service needs, please contact Chartis Broker Services:

Monday-Friday 9:00 AM - 6:00 PM Eastern

Telephone: 1-877-TO-SERVE or (877)867-3783

E-mail: TOSERVE@Chartisinsurance.com

Fax: (800) 315-3896                                                                                              Raising the bar with commitment to quality